SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C 20549

                       Schedule 13G

         Under the Securities Exchange Act of 1934


                 CONCUR TECHNOLOGIES INC.
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                     (Name of Issuer)



              Common Stock, $ .001 par value
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              (Title of Class of Securities)



                         20670810
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                      (CUSIP number)

                     December 16, 1998
  (Date of Event which requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

[ ]     Rule 13d-1 (b)

[X]     Rule 13d-1 (c)

[ ]     Rule 13d-1 (d)
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The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                           CUSIP NO. 20670810

1)   Name of Reporting Person                           American Express Company

     S.S. or I.R.S. Identification No. of Above Person              13-4922250

-------------------- -----------------------------------------------------------

2)   Check the Appropriate box if a Member of a Group      (a) [  ] Sole
                                                           (b) [  ] Joint Filing

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3)  SEC Use Only

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4)  Citizenship or Place of Organization                          New York

Number of Shares Beneficially Owned by Each Reporting Person With
    5)  Sole Voting Power                                          3,045,861
                                 -----------------------------------------------
    6)  Shared Voting Power                                           -0-
                                 -----------------------------------------------
    7)  Sole Dispositive Power                                     3,045,861
                                 -----------------------------------------------
    8)  Shared Dispositive Power                                      -0-
                                 -----------------------------------------------

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9)  Aggregate Amount Beneficially Owned by Each Reporting
    Person                                                         3,045,861

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10) Check if the Aggregate Amount in Row (9) Excludes Certain
    Shares                                                          [  ]

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11) Percent of Class Represented by Amount in Row 9                    16.4%

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12) Type of Reporting Person                                         HC


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

1(a)    Name of Issuer:                                Concur Technologies, Inc.

1(b)    Address of Issuer's Principal Executive Offices:    6222 185th Avenue NE
                                                       Redmond, Washington 98052

2(a)    Name of Persons Filing:                         American Express Company

2(b)    Address of Principal Business Office:           American Express Company
                                                                200 Vesey Street
                                                          World Financial Center
                                                        New York, New York 10285

2(c)    Citizenship or Place of Organization:           See Item 4 of cover page

2(d)    Title of Class of Securities:              Common Stock, $.001 par value

2(e)    CUSIP Number:                                                   20670810

3       Information if statement is filed pursuant to Rule
        13d-1(b) or 13d-2(b):                                     Not applicable

4(a)    Amount Beneficially Owned:                      See Item 9 of Cover Page

4(b)    Percent of Class:                              See Item 11 of Cover Page

4(c) Number of shares as to which such person has:
     (i)    sole power to vote or to direct the vote    See Item 5 of Cover Page
     (ii)   shared power to vote or to direct the vote  See Item 6 of Cover Page
     (iii)  sole power to dispose or to direct the
            disposition                                 See Item 7 of Cover Page
     (iv)   shared power to dispose or to direct the
            disposition                                 See Item 8 of Cover Page

5    Ownership of Five Percent or Less of a Class                 Not Applicable

6    Ownership of More than Five Percent on Behalf
     of Another Person                                            Not Applicable

7   Identification and Classification of the Subsidiary            See Exhibit 1
    which Acquired the Security Being Reported on By the Parent Holding Company

8   Identification and Classification of Members
    of the Group                                                  Not Applicable

9   Notice of Dissolution of Group                                Not Applicable

10  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:      December 24, 1998                     AMERICAN EXPRESS COMPANY


                                                  By:    /s/ Stephen P. Norman
                                                         ---------------------
                                                  Name:  Stephen P. Norman
                                                  Title: Secretary

                                 Exhibit Index

Exhibit 1    Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.